FOR IMMEDIATE RELEASE
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CONTACT:          Thomas A. Nicolette                 or       Robert D. Furst
                  CEO, KNOGO North America Inc.                CEO, Video Sentry
                  516-232-2100                                 Corporation
                                                               612-934-9900


                      VIDEO SENTRY AND KNOGO NORTH AMERICA
                             REVISE MERGER AGREEMENT

NEW YORK, NY, December 5, 1996 - Video Sentry Corporation (Nasdaq: VSEN), a pioneer in traveling video security systems, and KNOGO North America Inc. (AMEX:KNA), a leading manufacturer of Electronic Article Surveillance (EAS) systems, today announced that they have filed with the Securities and Exchange Commission (SEC) a preliminary proxy/prospectus with respect to their proposed merger into a new publicly traded entity to be called Sentry Technology Corporation (STC). The merger, which has been unanimously approved by both boards of directors, is subject to approval by the holders of a majority of the outstanding common stock of both companies. In this regard, the companies announced that they expect to mail proxy materials to their respective shareholders after completing SEC review and anticipate that the shareholder meetings and closing may occur in January 1997. They also announced that they have amended their outstanding merger agreement, originally executed in October 1996, to clarify certain details and to link the redemption hurdle price on the STC Preferred share (i.e., the price over which STC Common share appreciation is taken into account in the STC Preferred share redemption price) more closely to the market price of STC Common shares. Instead of equaling a fixed price of $6.50 per share, the hurdle price shall equal the STC Common share price one year from the date of closing, but not less than $5.00 or more than $6.50.

         Video Sentry Corporation, headquartered in Minneapolis, MN, is the industry leader in the design, manufacture and marketing of a patented traveling closed circuit television (CCTV) surveillance system.

         KNOGO North America Inc., headquartered in Long Island, NY, designs, manufactures, sells and services EAS and Closed Circuit Video equipment in the United States and Canada to deter shoplifting and other types of theft for retailers, supermarkets, libraries and commercial enterprises. KNOGO is a spin-off of KNOGO Corporation, founder of the EAS industry 30 years ago.
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